Exhibit 99.1

C.H. Robinson Names Jim Barber to Board of Directors

Minneapolis, MN, December 16, 2022 — C.H. Robinson Worldwide, Inc. (“C.H. Robinson”) (Nasdaq: CHRW) announced today that its Board of Directors has appointed Jim Barber as a new director. Mr. Barber retired as the Chief Operating Officer for United Parcel Service (“UPS”) in January 2020. In this role, he was responsible for international operations, U.S. operations, freight forwarding, distribution and logistics, freight brokerage, customs brokerage and more. Prior to his appointment as COO, Jim served as President of UPS International from 2013-2018, where he had responsibility for distribution, forwarding, small-package delivery, brokerage, customs compliance, and UPS’s other service offerings in more than 220 countries and territories outside the U.S.

“We are excited to have Jim join C.H. Robinson’s Board of Directors and look forward to his contributions,” said Scott P. Anderson, Chairman of the Board of C.H. Robinson. “Jim’s background and expertise from 35 years in the transportation and logistics industry will be an asset for our Board. His deep background driving innovative operating models, as well as delivering a great customer experience for both businesses and consumers will serve our company and shareholders well.”

Barber, 62, currently sits on the Board of Directors at US Foods, Inc., serving in this capacity since May 2022, and is a member of US Food’s Compensation and Human Capital Committee. Barber previously served on the boards of UNICEF USA and the Folks Center for International Business at the University of South Carolina. He earned a Bachelors degree in Finance from Auburn University.

“Jim brings a wealth of experience in managing and growing a global, integrated transportation business, as well as delivering a great customer experience,” said Bob Biesterfeld, President and CEO of C.H. Robinson. “We look forward to benefitting from his expertise as we continue to advance our strategic initiatives.”

“I am honored to join C.H. Robinson’s Board of Directors,” said Jim Barber. “C.H. Robinson is a highly regarded market leader known for its customer-centric execution, transformational technology and strong financial performance. I believe the company is well positioned for future success, and I look forward to adding my insights and voice to the Board.”

About C.H. Robinson

C.H. Robinson solves logistics problems for companies across the globe and across industries, from the simple to the most complex. With $28 billion in freight under management and 20 million shipments annually, we are one of the world’s largest logistics platforms. Our global suite of services accelerates trade to seamlessly deliver the products and goods that drive the world’s economy. With the combination of our multimodal transportation management system and expertise, we use our information advantage to deliver smarter solutions for our 100,000 customers and 85,000 contract carriers. Our technology is built by and for supply chain experts to bring faster, more meaningful improvements to our customers’ businesses. As a responsible global citizen, we are also proud to contribute millions of dollars to support causes that matter to our company, our Foundation and our employees. For more information, visit us at www.chrobinson.com (Nasdaq: CHRW).

FOR INVESTOR INQUIRIES, CONTACT:	FOR MEDIA INQUIRIES, CONTACT:

Chuck Ives, Director of Investor Relations	Duncan Burns, Chief Communications Officer

Email: chuck.ives@chrobinson.com	Email: PublicRelations@chrobinson.com

Source: C.H. Robinson

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